CERTICOM OEM LICENSE AGREEMENT


CERTICOM CORP                             SAC
Suite 103                                 4444 West 76th STE 600
200 Matheson B1vd W.                      Edina, Minnesota 55435
Mississauga, Ontario
Canada L5R 3L7


("CERTICOM")                                   ("LICENSEE")

1.   EFFECTIVE DATE OF THIS AGREEMENT:  11-26-97

2.   MATERIALS:    Software: Security Builder, Re1ease 1.2
                   Documentation: Getting Started Guide; Developer's Guide;
                                  Programmer's Reference

3.   LICENSEE APPLICATIONS:   SAC TECHNOLOGIES BIOMETRIC
                              IDENTIFICATION, COMMUNICATION
                              AND SECURITY PRODUCT LINE,
                              (I.E.; SACMAN, SACCAT, SACREMOTE ETC.)

4.   FEES:   Base License Fee:            [*]
             Per Copy License Fee:        [*]
             Maintenance Fees:            [*] per year for one Licensee
                                            contact person;
                                          [*] per year for each additional
                                            contact person

5.   SPECIAL TERMS:    Maintenance fees will be waived for [*] from the date
                       of this agreement.


================================================================================

      Certicom, or it's designated subsidiary, agree to license to Licensee the Software and Documentation noted above (collectively, the "Materials"), and Licensee agrees to accept such license and pay the fees noted above, all in accordance with the attached terms and conditions.

CERTICOM CORP.



By: /s/ Rick Dalmazzi                              By: /s/ Barry Wendt
   -----------------------------                      --------------------------
   Name: Rick Dalmazzi                                Name: Barry Wendt
   Title: EVP Sales & Marketing                       Title: CEO


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

             TERMS AND CONDITIONS FOR CERTICOM OEM LICENSE AGREEMENT

1. LICENSE. Certicom grants Licensee a non-exclusive, non-transferable license to use, and to make a reasonable number of copies of the Materials solely to create Licensee Applications. Certicom also grants Licensee a non-exclusive, non-transferable right to reproduce and distribute object code of those portions of the Software designated in the Software as the Runtime files or re-distributable files ("Runtime"); provided Licensee agrees to: (i) distribute the Runtime in object code form only, loaded or burned into memory in an integrated circuit, and only in conjunction with and as part of Licensee Applications; (ii) indemnify, hold harmless, and defend Certicom from and against any claims or lawsuits, including attorney's fees, that arise or result from the use or distribution of Licensee Applications: (iii) not permit further distribution of the Runtime by Licensee's end users except as authorized in this Agreement; and (iv) reproduce and place in the Runtime the proprietary rights notices of Certicom that appear in the Software. Licensee shall notify Certicom within 30 days of Licensee's public distribution of each Licensee Application or upgrade.

2. SUB-LICENSE RIGHTS. Licensee may sub-license to another party ("Sub-Licensee") the right to copy Licensee Applications incorporating the Runtime provided that: (i) Licensee obtains the prior written approval of Certicom, such approval not to be unreasonably withheld: and (ii) Licensee requires that Sub-Licensee accounts for the number of copies made, and Licensee pays for all such copies in accordance with Section 5. Licensee may also sub-license to Sub-Licensee the sub-license rights set forth in the preceding sentence, including the right to further sub-license such rights under the terms herein provided that in all such cases Licensee shall be responsible for making payments to Certicom of each per copy fee as required under Section 5. Licensee shall impose restrictions on Sub-Licensee no less restrictive or no less protective of Certicom than those specified in Sections 1, 2, 3 and 4.

3. OWNERSHIP; PROTECTION. All title and ownership in and to the Materials, including all intellectual property rights such as copyright, trade secrets, patents and trade-marks, shall at all times remain with Certicom. Licensee acknowledges that the Software represents and embodies trade secrets and confidential information of Certicom and its licensors. Licensee agrees to take all reasonable measure to keep confidential the Software and protect Certicom's rights in the Materials. Licensee agrees not to disclose the Materials to anyone, or copy them, except as permitted under this Agreement, and Licensee agrees not to disassemble, decompile or otherwise reverse engineer the Software. Licensee will include in its written license agreements and distribution agreements for Licensee Applications provisions no less restrictive or protective of Certicom than those specified in Sections 1, 2, 3 and 4.

4. COMPLIANCE WITH LAWS. Licensee shall comply with all applicable export, control and other relevant laws of any applicable jurisdiction. Determination of the applicable law is Licensee's responsibility. Licensee understands that the Software is cryptographic in nature and therefore the Materials are highly regulated. For purposes of use of the Materials by the US Government, the Materials are provided with Restricted Rights and use. Duplication or disclosure by the US Government is subject to restrictions as set forth in subparagraph
(c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software Restricted Rights at 48 CFR 52.227-19, as applicable. Manufacturer is Certicom Corp., 200 Matheson Blvd. W., Suite 103, Mississauga, Ontario, Canada, LSR 3L7.

5. FEES. Licensee shall pay to Certicom the one-time base license fee set out on page 1 of this Agreement within 30 days after Certicom delivers the Software to Licensee. In addition, Licensee shall also pay to Certicom the per copy fee set out on page 1 of this Agreement for each copy of the License Applications containing a Runtime that Licensee uses or authorizes a third party to use directly or through third parties. If Licensee Applications are used in a service bureau environment or otherwise rented to subscribers, then each subscriber is counted as one copy. Within 10 days after the end of each calendar quarter Licensee shall pay to Certicom the per copy license fees for each copy of Licensee Applications that Licensee, its Sub-licensees or any of their distributors authorized in such quarter, together with a report indicating the total number of copies of Licensee Applications authorized. Maintenance, training and other fees are due within 30 days of the invoice date and are subject to change by Certicom once per year. Interest shall accrue on all overdue amounts at a rate equal to the lesser of (i) 18% per year or (ii) the highest rate allowed by law.

6. TAXES. In addition to the fees payable by Licensee to Certicom, all taxes, duties or other charges of any kind resulting from this Agreement stall be the responsibility of Licensee. If any withholding tax or similar charge is applicable to the fees paid by the Licensee to Certicom, Licensee shall pay such additional amount as shall result in Certicom receiving the total amount of the fees it would have been paid but for such tax or levy.

7. BOOKS AND RECORDS; AUDIT. For each year hereof Licensee agrees to maintain, until seven years after such year, complete books, records and accounts relevant to computation and accounting for amounts payable under Section 5. Licensee agrees to allow a representative of Certicom the right to audit and examine such books, records and accounts during Licensee's normal business hours no more than once per year upon reasonable notice to verify the accuracy of the reports and payments made to Certicom under Section 5. If such examination leads to a determination that Licensee has not paid all amounts properly payable under this Agreement, Licensee agrees to pay, in addition to any damages to which Certicom might be entitled, the amount of such shortfall plus the costs incurred by Certicom in respect of the audit.

8. MAINTENANCE. Maintenance Services will be available for the fees noted on page l, provided that either party may terminate Maintenance Services on 90 days notice. Maintenance Services consists of: reasonable technical assistance to one designated contact of Licensee for the correction of errors in the Software; and upgrades to the Software that Certicom makes available as part of Maintenance Services. Licensee shall be solely responsible for the maintenance and support of Licensee Applications and Licensee shall instruct its sub-licensees and licensees to contact Licensee directly.

9. LIMITED WARRANTY. Certicom warrants for a period of sixty (60) days from the first date that it delivers to Licensee a copy of the Software that (i) the Software shall operate in conformity with the current Documentation for such

Software: and (ii) the media on which the Software is furnished shall be free from defects in materials and faulty workmanship under normal use. Certicom's sole liability and Licensee's exclusive remedy for any failure to meet these warranties shall be limited to repair or replacement of the Software at Certicom's option and expense.

10. WARRANTY DISCLAIMER. Except as provided in Section 9, Certicom licenses the Materials to Licensee on an "as is" basis. The warranties in Section 9 are in lieu of all other warranties or conditions, and Certicom makes no other warranty, condition or representation of any kind whether express or implied, and Certicom expressly disclaims the implied warranties or conditions of merchantability, merchantable quality, fitness for a particular purpose, infringement and those arising by statute or otherwise in law or from the course of dealing or usage of trade. Certicom does not represent or warrant that the Software will meet any or all of Licensee's particular requirements, that the operation of the Software will be error-free or uninterrupted, or that all programming errors in the Software can be found in order to be corrected.

11. LIMITATION OF LIABILITY. LICENSEE AGREES THAT ANY LIABILITY ON THE PART OF CERTICOM FOR BREACH OF THE WARRANTIES CONTAINED HEREIN OR ANY OF THE OTHER PROVISIONS OF THIS AGREEMENT OR ANY OTHER BREACH GIVING RISE TO LIABILITY OR IN ANY OTHER WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY CAUSE OF ACTION WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION (INCLUDING BREACH OF CONTRACT, STRICT LIABILITY, TORT INCLUDING NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), SHALL BE LIMITED TO LICENSEE'S DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE TOTAL AMOUNT PAID TO CERTICOM BY LICENSEE UNDER THIS AGREEMENT DURING THE TWO YEARS PRIOR TO THE EVENT GIVING RISE TO LIABILITY. LICENSEE AGREES THAT IN NO EVENT WILL CERTICOM BE LIABLE FOR DAMAGES IN RESPECT OF INCIDENTAL, ORDINARY, PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES EVEN IF CERTICOM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES INCLUDING, BUT NOT LIMITED TO, BUSINESS INTERRUPTION, LOST BUSINESS REVENUE, LOST PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, ECONOMIC LOSS, LOSS OF DATA, LOSS OF BUSINESS OPPORTUNITY OR ANY CLAIM AGAINST LICENSEE BY ANY OTHER PARTY.

12. INDEMNIFICATION. Certicom shall defend Licensee from any claim that the copies of the Software or Documentation licensed to Licensee hereunder, when used within the scope of this Agreement, infringe any patent, copyright, trademark or trade secret of any third party and Certicom shall indemnify Licensee for any costs and damages (including reasonable attorney's fees) awarded by a court against Licensee in respect of such a claim; provided that Licensee promptly notifies Certicom in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Certicom at Certicom's expense and with Certicom's choice of counsel. Licensee shall cooperate with Certicom, at Certicom's expense, in defending or settling such claim. Certicom may, at Certicom's sole option and expense: (i) procure for Licensee the right to continue use of the pertinent item or infringing part thereof, (ii) modify the pertinent item or infringing part thereof with other software having substantially the same capabilities, or (iii) if neither of the foregoing is commercially practicable to achieve within a reasonable period of time, Certicom may terminate Licensee's right to use the pertinent item and refund to Licensee the amount it has paid Certicom for such item less a reasonable amount to reflect Licensee's prior use of the item. Certicom shall have no liability for any infringement arising from (i) the use of the Software other then as set forth in its accompanying Documentation; (ii) the modification of the Software unless such modification was made or authorized by Certicom, when such infringement would not have occurred but for such modification; or
(iii) the combination or use of the Software with other software, items or processes not approved by Certicom in advance if such infringement would have been avoided by the use of the Software standing alone. This section states Certicom's entire obligation with respect to any claim regarding the intellectual property rights of any third party.

13. TERM AND TERMINATION. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as set forth below:

         (i) If Licensee fails to make any payment due within 30 days after receiving written notice from Certicom that such payment is delinquent, Certicom may terminate this Agreement on written notice to Licensee at any time following the end of such 30 day period;

         (ii) If Licensee is late in making payments more than two times in any twelve month period or an audit, pursuant to Section 7, discovers any under payment of 25% or more for the payment due for any twelve month period, Certicom may terminate this Agreement immediately upon written notice to the Licensee;

         (iii) If either party materially breaches any term or condition of this Agreement and fails to cure that breach within 30 days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such 30 day period.

         (iv) This Agreement shall terminate automatically without notice and without further action by Certicom in the event Licensee becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment of this Agreement for the benefit of creditors or if any other bankruptcy proceedings are commenced by or against Licensee.

Upon the termination of this Agreement for any reason: (1) all rights granted hereunder shall automatically revert to Certicom; (2) Licensee shall immediately pay to Certicom all amounts due and outstanding as of the date of such termination or expiration; and (3) licensee shall (a) return to Certicom the originals and all copies of the Materials and all other materials received from Certicom in Licensee's possession or control; (b) erase any and all of the foregoing from all computer memories and stored Licensee Applications within its possession or control; and (c) provide Certicom with a written statement certifying that it has complied with the foregoing obligations. The end user licenses to Licensee Applications which have already been granted shall survive any such termination.

14. GENERAL.

         (a) All notices hereunder shall be in writing and shall be duly given if delivered personally or sent by registered or certified mail return receipt requested, postage prepaid, to the respective addresses of the parties appearing on page one of this Agreement. Any notice given shall be deemed to have been received on the date which it is delivered if delivered personally, or, if mailed, on the fifth business day next following the mailing thereof. Either party may change its address for notices by giving notice of such change as required in this clause (a).

         (b) Dates and times by which Certicom is required to render performance shall be postponed automatically to the extent and for the period of time that Certicom is prevented from meeting them by reason of any cause beyond its reasonable control.

         (c) This Agreement, the license rights granted hereunder and the Materials, or any part thereof, may not be assigned or transferred by Licensee without the prior written consent of Certicom. A change of control of Licensee, whether by sale or issuance of shares, or merger, or otherwise, shall be deemed to be an assignment.

         (d) This Agreement shall be governed by the laws in force in the Province of Ontario. NO ACTION AGAINST CERTICOM REGARDLESS OF FORM (INCLUDING NEGLIGENCE), ARISING OUT OF ANY CLAIMED BREACH OF THIS AGREEMENT OR TRANSACTIONS UNDER THIS AGREEMENT OR IN ANY OTHER WAY RELATED TO THIS AGREEMENT MAY BE BROUGHT BY LICENSEE MORE THAN ONE YEAR AFTER THE CAUSE OF ACTION HAS OCCURRED.

         (e) Licensee and Certicom are independent contracting parties. Neither Licensee nor Licensee employees, consultants, contractors, or agents are agents, employees or joint venturers of Certicom, nor do they have any authority to bind Certicom by contract or otherwise to any obligation. Licensee agrees not to make any statements which state or imply that Certicom certifies or guarantees Licensee Applications or that Licensee Applications are warranted, tested or approved by Certicom.

         (f) Failure by Certicom to enforce any provision of this Agreement shell not be deemed a waiver of future enforcement of that or any other provision and no waiver of a breach will constitute a waiver of subsequent breaches of the same or of a different nature unless expressly stated in writing signed by Certicom.

         (g) All monetary amounts referred to in this Agreement are in United States dollars.

         (h) The provisions in Sections 3, 4, 7, 10, 11 and 13 shall remain in force and effect after the termination of this Agreement.

         (i) This Agreement and any subsequent written amendments signed by both parties, shall constitute the entire agreement between the parties hereto in respect of the subject matter of this Agreement.


                         * END OF TERMS AND CONDITIONS *